Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION ANNOUNCES AGREEMENT

TO ACQUIRE AAT COMMUNICATIONS CORP.

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, March 17, 2006

Highlights:

•	$1.0bn transaction creates nationwide platform of high quality, high capacity tower assets.

•	Increases tower portfolio by 55%.

•	Expected annual synergies of $8.5 to $10.5 million.

•	Immediately accretive on key financial metrics of tower cash flow, adjusted EBITDA and equity free cash flow per share.

SBA Communications Corporation (“SBA” or the “Company”) announced that it has entered into a definitive agreement to acquire all of the outstanding stock of AAT Communications Corp. (“AAT”) for $634.0 million in cash and the issuance of 17,059,336 shares of its common stock. In conjunction with the transaction, SBA intends to tender for its remaining 9 3/4% senior discount notes and 8 1/2% senior notes. The acquisition, related bridge financing and tender offer are expected to close in the second quarter of 2006, subject to customary closing conditions.

Creates Nationwide Platform of High Quality Assets

The acquisition of AAT will substantially expand SBA’s existing base of high quality wireless tower assets. AAT is the fifth largest independent tower owner in the U.S. with 1,855 owned tower sites and an additional 250 revenue-producing managed sites in 44 different states. Upon consummation of the transaction and other pending acquisitions, SBA will own and operate over 5,300 towers in 47 of the 48 contiguous United States, Puerto Rico and the U.S. Virgin Islands. AAT’s 1,855 tower sites have an estimated capacity of 4.5 telephony tenants per tower and as of February 28, 2006 had an average actual use of 1.8 telephony tenants and 2.4 total tenants per tower. As of December 31, 2005, the telephony tenants represent approximately 91% of revenue on AAT’s owned towers.

Commitment to Growth

“We are extremely pleased to have the opportunity to acquire a tower business of the size, scope and quality of AAT,” stated Jeffrey A. Stoops, SBA’s President and Chief Executive

Officer. “We know the AAT tower portfolio very well, and believe it to have generally the same favorable characteristics as our portfolio, particularly in the areas of quality, capacity, growth and low cost of operation. We believe the AAT assets will enhance our strong organic revenue and cash flow growth. The transaction provides us with a nationwide and expanded platform to pursue our asset growth strategy of new tower builds and selective acquisitions and allows us to leverage our fixed overhead costs. We expect the transaction to be immediately accretive to our tower cash flow, adjusted EBITDA and equity free cash flow per share, with more equity free cash flow accretion expected after the anticipated refinancing of the bridge financing. We welcome Jerry Kent and the other owners of AAT as our shareholders, and look forward to working with them to achieve a smooth closing and integration.”

“This transaction is a great development for everyone involved,” said Jerry Kent, who serves today as the CEO for both Cequel III and AAT Communications. “Consistent with our long-term track record, we are once again delivering superior returns to our investors. In turn, we believe SBA is in a great position to harvest the economies of scale that are at the heart of this transaction. Their financial standing and exceptionally talented management team give us great confidence that SBA will continue to enhance value for our shareholders.”

Financial Summary

For the fiscal year ended December 31, 2005, AAT had site leasing revenue of approximately $83.3 million, tower cash flow of approximately $56.1 million and a tower cash flow margin of 69%, as such terms are used and reported on by SBA. SBA expects to realize $8.5 million to $10.5 million in annual synergies from the transaction, most of which will be completed in 2006, and to incur one-time integration costs of approximately $10 million in 2006.

Transaction Specifics and Financing

SBA will acquire the outstanding stock of AAT for $634.0 million in cash and the issuance of 17,059,336 shares of its common stock, which will be issued subject to certain restrictions on resale. Based on the last closing price per share of SBA common stock of $21.57, the aggregate acquisition consideration is $1,002 million. In conjunction with the transaction, SBA intends to tender for its remaining 9 3/4% senior discount notes and 8 1/2% senior notes, which had outstanding balances of $216.9 million and $162.5 million, respectively, as of December 31, 2005.

To finance the cash portion of the acquisition and the notes tender, SBA has obtained a $1.1 billion bridge financing commitment from DB Structured Products, Inc. and JPMorgan Chase Bank, N.A. At closing of the acquisition, SBA expects to have total debt of approximately $1.5 billion and net debt of approximately $1.45 billion. Pro forma for the acquisition, the notes tender, anticipated synergies, and excluding the approximately $10 million of expected one-time integration costs, SBA anticipates that its net debt/annualized adjusted EBITDA ratio will be 8.6x to 8.8x. SBA continues to believe a normalized net debt/annualized adjusted EBITDA ratio of 6.0x to 8.0x is appropriate for its business, and SBA expects its ratio to decline to the mid-7x range within 12 months after closing the AAT acquisition as a result of anticipated growth in adjusted EBITDA. SBA intends to refinance the bridge financing with other indebtedness, primarily or entirely from the issuance of collateralized mortgage-backed securities.

SBA is receiving financial advice from Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. on the proposed acquisition. AAT’s financial advisors were Citigroup Global Markets Inc. and Lehman Brothers Inc.

Pro Forma Impact on 2006 Outlook

SBA has previously provided its full year 2006 Outlook for anticipated results from continuing operations, portions of which it is reaffirming as set forth below. Also set forth below is a pro forma 2006 Outlook, which assumes that the closing of the AAT acquisition, the notes tender and the full realization of all anticipated synergies occurred as of January 1, 2006. The AAT acquisition is not anticipated to close until the second quarter of 2006 and the full realization of all anticipated synergies is not expected to occur until sometime in 2007. Actual 2006 results will differ materially from the pro forma 2006 Outlook. Other information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

	Full Year 2006			Pro Forma
			($’s in millions)
Site leasing revenue	$177.0	to	$187.0	$265.5	to	$281.5
Site development revenue	$90.0	to	$100.0	$90.0	to	$100.0
Total revenues	$267.0	to	$287.0	$355.5	to	$381.5
Tower cash flow	$129.0	to	$137.0	$190.0	to	$202.0
Adjusted EBITDA(1)	$107.0	to	$115.0	$163.0	to	$177.0
Net cash interest expense(2)(3)	$34.0	to	$38.0	$100.0	to	$103.0
Non-cash interest expense(2)	$21.0	to	$23.0	$0	to	$0
Non-discretionary cash capital expenditures(4)	$4.0	to	$5.0	$6.0	to	$7.0

(1)	Assumes full realization of anticipated synergies and excludes approximately $10 million of one-time transition, integration and severance costs anticipated to be incurred post-closing in fiscal 2006.
(2)	Excludes amortization of debt issuance costs and interest rate hedging benefits.
(3)	Includes bridge financing interest expense of LIBOR+200 to +275 basis points. Includes no benefit from any refinancing of the bridge financing prior to December 31, 2006.
(4)	Consists of maintenance and general corporate capital expenditures.

Conference Call Information

SBA Communications Corporation will host a conference call today at 11:00 a.m. EST to discuss the transaction. Presentation slides will be available on the SBA website prior to the call. The call may be accessed as follows:

When:	Friday, March 17, 2006
Dial-in number:	(800) 762-4832
Conference call name:	“AAT Acquisition”
Replay:	March 17, 2006 at 4:15 p.m. thru March 31, 2006
Number:	(800) 475-6701
Access Code:	823129

Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding (i) the Company’s financial outlook for the full year 2006 and pro forma 2006, adjusted for the AAT acquisition; (ii) the Company’s expectations regarding the consummation of previously reported tower acquisitions; (iii) the Company’s prospects for 2006 and its expectations regarding the growth of site leasing revenue and tower cash flow; (iv) the Company’s plans for continued new asset growth through new tower builds and selective acquisitions; (v) the anticipated successful consummation of the AAT acquisition, notes tender and bridge financing on the terms described herein; (vi) the Company’s expectations regarding transition, integration and severance costs, as well as the amount and timing of anticipated synergies and (vii) the Company’s expectations that it will refinance the bridge financing from the issuance of collateralized mortgage-backed securities. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 10, 2006. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and pro forma guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures, (2) the Company’s ability to secure as many site leasing tenants as planned at anticipated lease rates, (3) the Company’s ability to retain current lessees on towers, including our ability to deal with the impact, if any, of recent consolidation among wireless service providers, (4) the Company’s ability to secure and deliver anticipated services business at contemplated margins, (5) the Company’s ability to maintain or decrease expenses and cash capital expenditures, (6) the Company’s ability to access sufficient capital to fund its operations, (7) the business climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular, (8) the continued dependence on towers and outsourced site development services by the wireless carriers. and (9) the Company’s ability to build 80 to 100 new towers in 2006. With respect to its expectations regarding the AAT acquisition, these factors also include the ability and willingness of each party to fulfill their respective closing conditions, the ability to successfully integrate the operations of AAT and recognize the expected synergies, and our ability to capitalize on the expanded platform that the acquisition of AAT will provide. With respect to the Company’s intent to refinance it’s bridge financing with the issuance of collateralized mortgage-backed securities, these factors will include the ability and timing of the Company to complete all of the steps necessary to issue collateralized mortgage-backed securities and the ability of the Company to obtain commercially reasonable financing terms in the collateralized mortgage-backed securities market.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 25,000 antenna sites in the United States.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 995-7670, or visit our website at www.sbasite.com.

Non-GAAP Financial Measures

Adjusted EBITDA and Net Debt and Leverage Ratio

This press release includes disclosures regarding our pro forma and 2006 outlook for Adjusted EBITDA and Net Debt and Leverage ratio, each of which are non-GAAP financial measures. Adjusted EBITDA is defined as loss from continuing operations plus net interest expenses, provision for income taxes, depreciation, accretion and amortization, asset impairment charges, non-cash compensation, restructuring and other charges, and other expenses and excluding non-cash leasing revenue and non-cash ground lease expense. We have included these non-GAAP financial measures because we believe these items are indicators of the profitability and performance of our core operations and reflect the changes in our operating results. In addition, Adjusted EBITDA is a component of the calculation used by our lenders to determine compliance with some of our debt instruments, particularly our senior credit facility. Adjusted EBITDA is not intended to be an alternative measure of operating income as determined in accordance with generally accepted accounting principles.

These non-GAAP measures will be calculated in the same manner as presented in our February 20, 2006 press release.

The Non-GAAP measurement of Adjusted EBITDA has certain material limitations, including:

* It does not include interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate profits and cash flows. Therefore any measure that excludes interest expense has material limitations;

* It does not include depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate profits. Therefore any measure that excludes depreciation and amortization expense has material limitations;

* It does not include provision for income taxes. Because the payment of income taxes is a necessary element of our costs, particularly in the future, any measure that excludes tax expense has material limitations; and

* It does not include non-cash expenses such as asset impairment charges, non-cash compensation, restructuring and other charges, other expenses, non-cash leasing revenue and non-cash ground lease expense. Because these non-cash items are a necessary element of our costs and our ability to generate profits, any measure that excludes these non-cash items has material limitations.

We compensate for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our profitability and operating results.

Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The Non-GAAP measurements of Net Debt and Leverage ratio (which is defined as our Net Debt divided by our Annualized Adjusted EBITDA) have certain material limitations. Specifically these measurements net cash and cash equivalents, restricted cash and short-term investments out of our debt position. Because we may not be able to use our cash to reduce our debt on a dollar-for-dollar basis, this measure may have material limitations. In addition since a component of our Leverage ratio is Annualized Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA discussed above. We compensate for these limitations by using Net Debt and our Leverage ratio as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our financial condition.

Tower Cash Flow

This press release includes disclosures regarding our pro forma and 2006 outlook for Tower Cash Flow, which is a non-GAAP financial measure. Tower Cash Flow is defined as site leasing revenue, excluding non-cash site leasing revenue, minus site leasing cost of revenue (excluding depreciation, accretion and amortization), excluding non-cash ground lease expense. We have included this non-GAAP financial measure because we believe this item is an indicator of the profitability of our site leasing operations. In addition, Tower Cash Flow is a component of the calculation used by our lenders to determine compliance with some of our debt instruments, particularly our senior credit facility. Tower Cash Flow is not intended to be an alternative measure of site leasing gross profit as determined in accordance with generally accepted accounting principles.

Tower Cash Flow for the fiscal year 2006 will be calculated the same manner as presented in our February 20, 2006 press release.

The Non-GAAP measurement of Tower Cash Flow has certain material limitations. Specifically it does not include non-cash leasing revenue and non-cash ground lease expense. Because these non-cash leasing revenue and non-cash ground lease expenses are required by GAAP as they are deemed to reflect the straight-line impact of our site leasing operations, any measure that excludes these non-cash items has material limitations. We compensate for these limitations by using Tower Cash Flow as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of the cash generation of our site leasing operations.